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                                                                   EXHIBIT 10.11

                              EMPLOYMENT AGREEMENT



         AGREEMENT dated as of November 18, 2002 between Take-Two Interactive Software, Inc., a Delaware corporation (the "Employer" or the "Company"), and Jeffrey C. Lapin (the "Employee").

                              W I T N E S S E T H :
                              -------------------

         WHEREAS, the Employer desires to employ the Employee as its Chief Executive Officer and to be assured of his services as such on the terms and conditions hereinafter set forth; and

         WHEREAS, the Employee is willing to accept such employment on such terms and conditions;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Employer and the Employee hereby agree as follows:

                  1. Term. Employer hereby agrees to employ Employee, and Employee hereby agrees to serve Employer for a three-year period commencing effective as of January 2, 2003 (the "Effective Date") (such period being herein referred to as the "Initial Term," and any year commencing on the Effective Date or any anniversary of the Effective Date being hereinafter referred to as an "Employment Year"). The Employee shall make himself reasonably available during the period commencing on the date first written above through January 14, 2003 to consult, primarily by telephone, with the Board of Directors of the Employer (the "Board") and the Chairman of Employer with respect to strategic decisions and similar matters relating to the Employer. After the Initial Term, this Agreement shall be renewable automatically for successive one year periods (each such period being referred to as a "Renewal Term"), unless, more than ninety days prior to the expiration of the Initial Term or any Renewal Term, either the Employee or the Company give written notice that employment will not be renewed.

                  2. Employee Duties.

         (a) During the term of this Agreement, the Employee shall have the duties and responsibilities of Chief Executive Officer of the Employer, reporting directly to the Chairman of Employer and the Board. It is understood that such duties and responsibilities shall be consistent with to the Employee's position.


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         (b) The Employee shall devote substantially all of his business time, attention, knowledge and skills faithfully, diligently and to the best of his ability, in furtherance of the business and activities of the Company; provided that Employee may (i) make investments in the securities of any corporation with securities listed on a national securities exchange or traded in the over-the-counter market if such investment represents less than 2% of the corporation's outstanding stock; (ii) subject to the provisions of Section 7 hereof, act as a director of another corporation if such position does not unreasonably interfere with the services to be rendered by Employee hereunder and Employee gives the Company prior written notice of his intention to act as such a director; or (iii) become involved in educational, civic or charitable activities which do not unreasonably interfere with the services rendered by Employee hereunder. Notwithstanding anything to the contrary contained in this
Section 2(b), if in the reasonable opinion of the Employer any of the above activities results in an actual or potential conflict of interest, the Employee shall refrain from engaging in such activity.

         (c) The principal place of performance by the Employee of his duties hereunder shall be the Company's principal executive offices in New York, although the Employee may be required to travel outside of the area where the Company's principal executive offices are located in connection with the business of the Company. The Employee shall not be required to relocate outside of the New York metropolitan area.

         (d) The Company shall nominate and use its best efforts to cause the Board to elect the Employee as a Board member as of the date hereof.

                  3. Compensation.

         (a) During the term of this Agreement, the Employer shall pay the Employee a salary (the "Salary") at a rate of $650,000 per annum in respect of each Employment Year, payable in equal installments bi-weekly, or at such other times as may mutually be agreed upon between the Employer and the Employee. The Salary shall be subject to annual review by the Board and may be increased (but not decreased) at the discretion of the Board.

         (b) The Employee shall be entitled to reimbursement of reasonable expenses incurred in connection with relocating to New York (not to exceed $100,000), including the costs associated with hiring a relocation professional, temporary housing and travel for Employee and his family.

         (c) The Employee shall be paid a cash bonus equal to $50,000 in respect of each fiscal quarter, commencing with the quarter ending April 30, 2003, and a cash bonus equal to $200,000 with respect to each fiscal year, commencing with the fiscal year ending October 31, 2003; provided that the Company achieves its business and financial plans for each such fiscal quarter and fiscal year. In addition, the Employee shall be entitled to receive a cash bonus of $200,000 in respect of each fiscal year commencing with the fiscal year ending October 31, 2003. All bonuses hereunder shall be payable within sixty (60) days after the end of the applicable fiscal quarter or year.


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         (d) The Employee shall receive options to purchase 400,000 shares of
Common Stock under the Company's 2002 Stock Option Plan, at an exercise price equal to the last sale price of the Common Stock as reported by Nasdaq on November 18, 2002, representing the fair market value of the Common Stock on the date of grant (vesting as to one-third of the shares covered thereby on the first, second and third anniversaries of the date of grant).

         (e) The Employee shall be entitled to receive an automobile allowance of $1,000 per month.

         (f) During the Initial Term or any Renewal Term, the Employer shall pay the premiums on Employee's life insurance (in an amount of $2 million) and long-term disability insurance covering at least 80% of his Salary during the term of this Agreement; provided that coverage shall be subject to any examination of Employee required by the insurer. Employee shall designate the beneficiaries under the disability and life insurance policies.

         (g) The Employee shall be entitled to a fully dedicated secretary.

         (h) In addition to the foregoing, the Employee shall be entitled to such other cash bonuses and such other compensation in the form of stock, stock options or other property or rights as may be awarded to him by the Board from time to time during or in respect of his employment hereunder.

                  4. Benefits.

         (a) During the term of this Agreement, the Employee shall have the right to receive or participate in all benefits and plans which the Company may from time to time institute during such period for its senior executives and for which the Employee is eligible (including health benefits, 401(k) and insurance). Nothing paid to the Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary or any other obligation payable to the Employee pursuant to this Agreement.

         (b) During the term of this Agreement, the Employee will be entitled to the number of paid holidays, personal days off, vacation days and sick leave days in each calendar year as are determined by the Company from time to time (provided that in no event shall vacation time be fewer than four weeks per year). Such vacation may be taken in the Employee's discretion with the prior approval of the Employer, and at such time or times as are not inconsistent with the reasonable business needs of the Company.



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         (c) The Employee shall be entitled to the benefits of all provisions of the Certificate of Incorporation of the Company, as amended, and the Bylaws of the Company, as amended, that provide for indemnification of officers and directors of the Company. In addition, without limiting the indemnification provisions of the Certificate of Incorporation or Bylaws, to the fullest extent permitted by law, the Company shall indemnify and save and hold harmless the Employee from and against any and all claims, demands, liabilities, costs and expenses, including judgments, fines or amounts paid on account thereof (whether in settlement or otherwise), and reasonable expenses, including attorneys' fees actually and reasonably incurred (except only if and to the extent that such amounts shall be finally adjudged to have been caused by Employee's willful misconduct or gross negligence, including the willful breach of the provisions of this Agreement) to the extent that the Employee is made a party to or witness in any action, suit or proceeding, or if a claim or liability is asserted against Employee (whether or not in the right of the Company), by reason of the fact that he was or is a director or officer, or acted in such capacity on behalf of the Company, or the rendering of services by the Employee pursuant to this Agreement, whether or not the same shall proceed to judgment or be settled or otherwise brought to a conclusion. The Company shall advance to Employee all reasonable expenses incurred by Employee in connection with defense or settlement of any such claim, action, suit or proceeding, and Employee hereby undertakes to repay such amounts if and to the extent that it shall be finally adjudged that the Employee is not entitled to be indemnified by the Company. The rights of Employee under this Section shall survive the termination of this Agreement and shall be applicable for so long as Employee may be subject to any claim, demand, liability, cost or expense against which this Section 4(c) is intended to protect and indemnify him; and the Company shall, at no cost to the Employee, use its best efforts to at all times include the Employee during the term of this Agreement and for a period of not less than two (2) years thereafter, as an insured under any directors and officers liability insurance policy maintained by the Company.

         5. Travel Expenses. All travel and other expenses incident to the rendering of services reasonably incurred on behalf of the Company by the Employee during the term of this Agreement shall be paid by the Employer. If any such expenses are paid in the first instance by the Employee, the Employer shall reimburse him therefor on presentation of appropriate receipts for any such expenses.



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         6. Termination. Notwithstanding the provisions of Section 1 hereof, the
Employee's employment with the Employer may be earlier terminated as follows:

         (a) By action taken by the Board, the Employee may be discharged for cause (as hereinafter defined), effective as of such time as the Board shall determine. Upon discharge of the Employee pursuant to this Section 6(a), the Employer shall have no further obligation or duties to the Employee, except for payment of Salary through the effective date of termination, and the Employee shall have no further obligations or duties to the Employer, except as provided in Section 7.

         (b) In the event of (i) the death of the Employee or (ii) by action of the Board and the inability of the Employee, by reason of physical or mental disability, to continue substantially to perform his duties hereunder for a period of 180 consecutive days, during which 180 day period Salary and any other benefits hereunder shall not be suspended or diminished. Upon any termination of the Employee's employment under this Section 6(b), the Employer shall have no further obligations or duties to the Employee, except the indemnification provisions of Section 4(c).

         (c) In the event that Employee's employment with the Employer is terminated by action taken by the Board without cause (as defined below), then the Employer shall have no further obligation or duties to Employee, except for payment of the amounts described in the following sentence, and Employee shall have no further obligations or duties to the Employer, except as provided in
Section 7. In the event of such termination, the Employer shall continue to pay Salary and cash bonus (which bonus shall not be less than $400,000) and continue to provide the benefits in accordance with Sections 3 and 4 to the Employee for a period of eighteen (18) months from the date of termination.

         (d) For purposes of this Agreement, the Company shall have "cause" to terminate the Employee's employment under this Agreement upon (i) the failure by the Employee to substantially perform his duties under this Agreement, (ii) the engaging by the Employee in criminal misconduct (including embezzlement and criminal fraud) which is materially injurious to the Company, monetarily or otherwise, (iii) the conviction of the Employee of a felony or (iv) gross negligence on the part of the Employee. The Company shall give written notice to the Employee, which notice shall specify the grounds for the proposed termination and the Employee shall be given thirty (30) days to cure if the grounds arise under clause (i) above.

         (e) In the event that Employee's employment with the Employer is terminated by Employer without cause upon a Change in Control (as hereinafter defined) or if Employee terminates his employment after a Change of Control, then the Employer shall have no further obligation or duties to Employee, except for payment of the amounts described below, and Employee shall have no further obligations or duties to the Employer, except as provided in Section 7. In the event of such termination, the Employer shall pay the Employee an amount equal to 1.5 times the total current Salary and cash bonus (which bonus shall not be less than $400,000). Employer shall also continue to provide benefits in accordance with Sections 3 and 4 of this Agreement for a period of eighteen (18) months following termination. All amounts payable to the Employee pursuant to the second sentence of this Section 6(e) shall be paid in one lump-sum payment immediately upon such termination, and all options granted to Employee prior to such date shall vest.


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         (f) For purposes of this Agreement, a "Change in Control" shall be deemed to occur (i) upon the election of directors constituting a change in a majority of the Board, which directors were not nominated by the Board immediately in place prior to such change; (ii) upon the acquisition by any person, entity or group of beneficial ownership of 50 percent or more of either the outstanding shares of common stock of the company or the combined voting power of the then outstanding voting securities of the company entitled to vote generally in the election of directors; (iii)upon a merger or consolidation of the Company with any other corporation, which results in the stockholders of the Company prior thereto continuing to represent less than 50 percent of the combined voting power of the voting securities of the Company or the surviving entity after the merger; or (iv) upon the sale of all, or substantially all, of the assets of the Company.

         (g) The Employee may terminate his employment with the Company with or without Good Reason upon thirty (30) days written notice, which notice, in the case of a termination with Good Reason, shall specifically set forth the nature of such Good Reason. The term "Good Reason" shall mean (i) the substantial and material diminution in the Employee's duties, responsibilities, reporting relationship or position, (ii) without the Employee's consent, the relocation of the Employee's principal office location more than fifty (50) miles from its current location, or (iii) any material and continuing breach of this Agreement by the Company. Notwithstanding the occurrence of any such event or circumstance above, such occurrence shall not be deemed to constitute Good Reason hereunder if, within the thirty-day notice period, the event or circumstance giving rise to Good Reason has been fully corrected by the Company. In the event of a termination with Good Reason, the Employee shall be entitled to the same payment and benefits as provided in Section 6 (c) above for a termination without cause. In the event of a termination without Good Reason, Employee shall be entitled to payment of salary and benefits through the effective date of termination by Employee, and shall have the duties and obligations in Section 7.

         (h) In the event that this Agreement is not renewed, the Company shall pay Salary to the Employee for a period of six (6) months following non-renewal.


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         7. Confidentiality; Noncompetition.

         (a) The Employer and the Employee acknowledge that the services to be performed by the Employee under this Agreement are unique and extraordinary and, as a result of such employment, the Employee will be in possession of confidential information relating to the business practices of the Company. The term "confidential information" shall mean any and all information (oral and written) relating to the Company or any of its affiliates, or any of their respective activities, other than such information which can be shown by the Employee to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of breach of the provisions of this Section 7(a), including, but not limited to, information relating to: trade secrets, personnel lists, financial information, research projects, services used, pricing, customers, customer lists and prospects, product sourcing, marketing and selling. The Employee agrees that he will not, during or for a period of two years after the termination of employment, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers or business practices of the Company acquired by the Employee during his employment by Employer, without the prior written consent of Employer; provided, however, that the Employee understands that Employee will be prohibited from misappropriating any trade secret at any time during or after the termination of employment.

         (b) The Employee hereby agrees that he shall not, during the period of his employment and for a period of one (1) year following such employment, directly or indirectly, within any county (or adjacent county) in any State within the United States or territory outside the United States in which the Company is engaged in business during the period of the Employee's employment or on the date of termination of the Employee's employment, engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) competitive with the Company's business activities.

         (c) The Employee hereby agrees that he shall not, during the period of his employment and for a period of one (1) year following such employment, directly or indirectly, take any action which constitutes an interference with or a disruption of any of the Company's business activities including, without limitation, the solicitations of the Company's customers, or persons listed on the personnel lists of the Company. At no time during the term of this Agreement, or thereafter shall the Employee directly or indirectly, disparage the commercial, business or financial reputation of the Company.



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         (d) For purposes of clarification, but not of limitation, the Employee hereby acknowledges and agrees that the provisions of subparagraphs 7(b) and (c) above shall serve as a prohibition against him, during the period referred to therein, directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee or customer who has been previously contacted by either a representative of the Company, including the Employee, (but only those suppliers existing during the time of the Employee's employment by the Company, or at the termination of his employment), to discontinue or alter his, her or its relationship with the Company.

         (e) Upon the termination of the Employee's employment for any reason whatsoever, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the business of the Company which are in the possession of the Employee including all copies thereof, shall be promptly returned to the Company.

         (f) (i) The Employee agrees that all processes, technologies and inventions ("Inventions"), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during his employment by Employer shall belong to the Company, provided that such Inventions grew out of the Employee's work with the Company and are related in any manner to the business (commercial or experimental) of the Company or are conceived or made on the Company's time or with the use of the Company's facilities or materials. The Employee shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of his inventorship;

         (ii) If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Employee within one year after the termination of his employment by the Company, it is to be presumed that the Invention was conceived or made during the period of the Employee's employment by the Company; and

         (iii) The Employee agrees that he will not assert any rights to any Invention as having been made or acquired by him prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

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         (g) The Company shall be the sole owner of all products and proceeds of the Employee's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Employee may acquire, obtain, develop or create in connection with and during the term of the Employee's employment hereunder, free and clear of any claims by the Employee
(or anyone claiming under the Employee) of any kind or character whatsoever (other than the Employee's right to receive payments hereunder). The Employee shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, or title and interest in or to any such properties.

         (h) The parties hereto hereby acknowledge and agree that (i) the Company would be irreparably injured in the event of a breach by the Employee of any of his obligations under this Section 7, (ii) monetary damages would not be an adequate remedy for any such breach, and (iii) the Company shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach.

         (i) The parties hereto hereby acknowledge that, in addition to any other remedies the Company may have under Section 7(h) hereof, the Company shall have the right and remedy to require the Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by the Employee as the result of any transactions constituting a breach of any of the provisions of
Section 7, and the Employee hereby agrees to account for any pay over such Benefits to the Company.

         (j) Each of the rights and remedies enumerated in Section 7(h) and 7(i) shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

         (k) If any provision contained in this Section 7 is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

         (l) It is the intent of the parties hereto that the covenants contained in this Section 7 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought (the Employee hereby acknowledging that said restrictions are reasonably necessary for the protection of the Company). Accordingly, it is hereby agreed that if any of the provisions of this Section 7 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of said provision in any other jurisdiction.

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                  8. General. This Agreement is further governed by the
following provisions:

         (a) Notices. All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by telecopy (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.

                  To the Employer:

                           Take Two Interactive Software, Inc.
                           575 Broadway
                           New York, New York 10012

                  To the Employee:

                           Jeffrey C. Lapin
                           2501 Cardigan Court
                           Los Angeles, CA 90077


         (b) Parties in Interest. Employee may not delegate his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

         (c) Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the employment of the Employee by the Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged.



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         (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Employee agrees to and hereby does submit to jurisdiction before any state or federal court of record in New York County or in the state and county in which such violation may occur, at Employer's election.

         (e) Severability. In the event that any term or condition in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

         (f) Execution in Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.







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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date first above written.

                                 TAKE TWO INTERACTIVE SOFTWARE, INC.


                                 By: /s/ Ryan A. Brant
                                     -----------------------------
                                 Name:   Ryan A. Brant
                                 Title:  Chairman




                                      /s/ Jeffrey C. Lapin
                                     -----------------------------
                                      Jeffrey C. Lapin